EXHIBIT 15

April 26, 2007

To the Board of Directors and Shareowners of
Delta Air Lines, Inc. (Debtor-in-Possession)

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delta Air Lines, Inc. 2007 Performance Compensation Plan for the registration of 30,000,000 shares of its common stock of our report dated April 26, 2007 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarterly period ended March 31, 2007.

/s/ Ernst & Young LLP
April 26, 2007